EXHIBIT 10.1 Ring Energy, INC 1725 Hughes Landing Blvd., Ste 900 The Woodlands, TX 77380 Phone: 432.682.7464/281.397.3699

January 23, 2026

Dear Sonu Johl,

The Board of Directors (the “Board”) of Ring Energy, Inc. (the “Company”) is very pleased to offer you the position of Executive Vice President, Chief Financial Officer & Treasurer. We believe you have the right combination of skills and experience for this position and look forward to you joining our executive team. The specifics of our offer are as follows:

Compensation:    Base salary at an annual rate of $425,000, to be paid in accordance with the Company’s regular payroll practices.

Benefits:    Your 2026 elected benefits will begin the first of the month following your Start Date, which include participation in Company benefits including 240 hours PTO/sick leave, holidays, group health coverage, dental, and vision.
Annual Incentive Plan (AIP)
You are eligible to participate in our Annual Inventive Plan (“AIP”) (annual cash incentive awards) with a target participation percentage of 75% of your base salary. AIP awards are based on Company and individual performance with metrics set by the Board. Actual payout amounts may be greater than or less than the target amount and will be limited to a maximum payout of 200% of the AIP target amount. You are eligible for a 2026 AIP award; however, it will be prorated based upon your Start Date.

Long Term Incentive Plan (LTIP)
You are eligible to participate in our annual Long-Term Incentive Plan (“LTIP”) (equity award program) with an anticipated target value of $1,000,000 annually. Currently, forty percent (40%) of the LTIP award for your position shall be allocated to restricted stock units (“RSU”) with one-third vesting annually over three years. The remaining sixty percent (60%) shall be allocated to performance stock units (“PSU”) with three-year cliff vesting. The LTIP target amount and allocation percentage, and the PSU performance measures are determined by the Board in its sole discretion and are subject to change. Based on the Company’s performance during the three-year performance period, actual shares vested for PSU awards may be greater than or less than the target amount and will be limited to a maximum of 200% of the PSU target amount.

Change-in-Control and Severance Benefits Plan (the “CIC Plan”)
You are eligible to participate in the CIC Plan as a Tier II Officer as such term is defined in the CIC Plan. As part of your on-boarding process, you will receive a participation agreement to which you will need to execute to become eligible. A copy of the CIC Plan is enclosed.

The Company offers a 401K Plan and will match dollar for dollar your contributions up to six percent (6%) of your base salary. You will be eligible for the 401K Plan after three months of employment.

Start Date:     Your start date will be April 27, 2026 or such other date to which you and the Board may mutually agree (“Start Date”).

Sign-on Equity:    As a material inducement for you to commence employment with the Company, you will be granted an RSU award and a PSU award with an aggregate fair value of approximately $1,000,000 and allocated forty percent (40%) to time-vested RSUs and sixty percent (60%) to performance-based PSUs (collectively, the “Inducement Awards”), subject to the terms of award agreements to be entered into between you and the Company. The Inducement Awards will be granted in accordance with Section 711(a) of the NYSE American Company Guide. The Inducement Awards will be granted outside of the Company’s 2021 Omnibus Incentive Plan (the “2021 Plan”) and will be in lieu of a 2026 LTIP award. The Inducement Awards will be granted within ten business days of your Start Date; provided, however, they will not be granted prior to the later of February 18, 2026 and the filing of a registration statement on Form S-8 covering the shares of the Company’s common stock underlying the Inducement Awards. The RSU Inducement Award will vest in three equal annual installments beginning on the first anniversary of the award date, subject to your continued employment with the Company and the terms of the award agreement. The PSU Inducement Award will vest pursuant to a three-year cliff-vesting schedule with the number of shares vesting based on the achievement of the performance metrics as determined by the Board, subject to your continued employment with the Company and the terms of the award agreement.

This offer is contingent upon your satisfactory completion of the required pre-employment procedures, including a background check, drug and alcohol screening and your providing evidence of your eligibility for employment as required by law (Form I-9).

Notwithstanding anything in this letter or any other communications to the contrary, the employment relationship between you and the Company shall at all times remain at-will, and this offer letter does not constitute an employment agreement. Accordingly, either you or the Company may terminate the employment relationship at any time for any reason with or without notice, except as prohibited by law. Likewise, the Company may withdraw this offer at any time prior to your acceptance.

Please confirm your acceptance of this offer by signing below. If you have any questions about this offer, please feel free to contact me at 432-682-7464. I look forward to having you join our team.

Sincerely,

/s/ Paul D. McKinney

Paul D. McKinney
Chairman and CEO

ACCEPTED THIS 29th DAY OF January, 2026:

/s/ Sonu Johl
SONU JOHL